                                                                 Exhibit (10)(1)

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                    -----------------------------------------

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, (which hereinafter, along with all Exhibits and Schedules referenced herein and attached hereto, is referred to as the "Agreement") is made by and between CLEVETRUST REALTY INVESTORS, a Massachusetts voluntary association of the type generally known as a business trust (the "Trust"), and John C. Kikol ("Officer"). The Trust and the Officer are sometimes referred to as a "party" or, collectively, as the "parties."

                                R E C I T A L S:

     A. The parties entered into an Amended and Restated Employment Agreement dated as of January 1, 1993 pursuant to which the Officer was retained as the Trust's President.

     B. The Board of Trustees of the Trust (the "Board") has resolved to recommend to the Trust's shareholders that all Trust properties be sold and that the Trust be liquidated over a period of three years or the Trust properties be otherwise disposed of in a merger, consolidation or similar transaction (the "Liquidation Process"), and the Board desires to retain the Officer as President to implement and oversee the Liquidation Process.

     C. As an inducement to the Officer to continue in the employment of the Trust as its President during the Liquidation Process, the parties desire to amend and completely restate the terms of the Officer's employment agreement as set forth below, effective September 1, 1996.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereby agree as follows provided that this Agreement is subsequently approved by the Trust's shareholders:

     SECTION 1. STATUS OF PRIOR AGREEMENT.
     ---------- --------------------------

     The Officer's current employment agreement with the Trust shall be superseded by the terms of this Agreement effective September 1, 1996 provided that as conditions subsequent the Trust's shareholders approve of this Agreement and the Liquidation Process. The members of the Board who hold shares in the Trust shall vote such shares in favor of the adoption of this Agreement and the Liquidation Process at the time of such shareholder vote. If for any reason this Agreement does not become effective, the Officer's current employment agreement shall remain in force according to its terms.

     SECTION 2. CONTINUATION OF OFFICER'S SERVICES.
     ---------- -----------------------------------

     Until such employment is terminated as provided herein, the Trust hereby retains the Officer to render services to the Trust as its President in connection with the management and liquidation of the Trust including the timely sale of the Trust's properties (but subject to prior Board approval), the payment of its expenses and liabilities, the distribution of its net assets and the winding up of its affairs. It is the intention of the Board that the Liquidation Process be completed by the third anniversary of the shareholder vote approving the Liquidation Process (the "Termination Date") but subject, however, to the Board's subsequent determination in its discretion to extend the Liquidation Process beyond the Termination Date. During the term of this Agreement the Officer shall devote his full time during normal working hours (except normal vacation periods and periods of illness) and shall exert his best efforts, knowledge, and skill to the business affairs of the Trust including the Liquidation Process. Officer shall promptly notify the Board of his involvement in or negotiations concerning any business or employment relationships with any persons or entities pursuing the purchase of any properties from the Trust during the Liquidation Process.

     SECTION 3. BASE SALARY.
     ---------- ------------

     The Trust will pay to the Officer during the period from and after the effective date hereof through December 31, 1996 (i) base salary at a rate of $135,000 per year, which shall be paid (net of applicable withholding taxes) in semi-monthly installments plus (ii) a bonus of $47,000 (payable on December 1, 1996, net of applicable withholding taxes). Thereafter, during the term of this Agreement, the Trust will pay the Officer a base salary at a rate of $182,000.00 per year, which shall be paid (net of applicable withholding taxes) in semi-monthly installments.

     SECTION 4. ADDITIONAL COMPENSATION IN LIEU OF STOCK OPTIONS.
     ---------- -------------------------------------------------

     (a) In February, 1992, shareholders of the Trust adopted and approved the 1992 Stock Option Plan which further amended and extended the 1983 Incentive Stock Option Plan. The Officer has been granted certain stock options to purchase shares in the Trust in accordance with the terms of the 1992 Incentive Stock Option Plan or otherwise.

     (b) The Officer hereby waives all rights with respect to unexercised options described in (a) above as of the effective date of this Agreement. The Trust will make additional compensation payments to the Officer in an amount based upon the liquidating distributions made to Trust shareholders from time to time pursuant to the table set forth on Exhibit A attached hereto and made a part hereof (the "Payments in Lieu of Options"). In addition to the Payments in Lieu of Options, the Trust shall also pay to the Officer an additional amount (the "Tax Gross Up Amount") which, when added to the Payments in

Lieu of Options, would allow the Officer to retain a net amount after payment of all federal, state and local income taxes equal to the net amount of the Payments in Lieu of Options which the Officer would have retained after such taxes if such Payments in Lieu of Options had been treated as long term capital gain for federal income tax purposes and based on the assumption that the Officer has long term capital losses of $200,000 and no other long term capital gains. For purposes of the computation of the Gross Up Amount it is assumed that the Officer's combined tax rate for capital gains is 35% and for ordinary income is 46%. The computation of the Gross Up Amount is illustrated in the example set forth on Exhibit A-1. Such Payments in Lieu of Options and the related Gross Up Amount (net of applicable withholding taxes) shall be made at the same time as liquidating distributions are paid to the shareholders by the Trust. If the Trust is sold, merged or combined with another entity resulting in payments by the buyer directly to the Trust's shareholders rather than payments to and liquidating distributions from the Trust, the Trust shall pay the Officer as additional compensation the amount which would be payable to him under the foregoing provisions of this Section 4(b), as if the present cash value of the consideration received in such sale, merger or combination would be distributed to the shareholders as a liquidating distribution on the closing date of such transaction. If at the termination of Officer's employment under this Agreement, any Trust properties remain unsold, the Officer shall be entitled to further payments (including Gross Up Amounts) at such times as additional liquidating distributions are made to the Trust shareholders from the sale of such properties.

         SECTION 5.  INCENTIVE COMPENSATION PROGRAM.
         ----------  -------------------------------

         The Trust has established an Incentive Compensation Program with respect to the Liquidation Process, a copy of which is attached hereto as Exhibit B. The Officer shall participate in the Incentive Compensation Program in accordance with its terms.

         SECTION 6.  OTHER BENEFITS.
         ----------  ---------------

         During the term of his employment the Trust shall continue to provide benefits to the Officer comparable to those presently being provided, including a retirement plan, group life insurance, health and accident insurance, hospitalization and other similar plans and will continue pay or reimburse the Officer for reasonable and ordinary business expenses (including professional dues and membership fees in professional and industry associations). Notwithstanding any provision to the contrary in this Agreement or in any qualified or non qualified retirement or deferred compensation plan of the Trust, it is specifically agreed by the Officer that any payments made to him under Sections 4, 5, 7, 8 or 9 hereof, will not be considered in determining any benefit payments due to the Officer under any qualified or non qualified retirement or deferred compensation plan of the Trust. The Officer will also be entitled to the use of an automobile and to payment or reimbursement of dues at Avon Oaks Country Club or a like amount of dues at such other club as the Officer may choose. At the conclusion of the current lease term of the automobile currently being used by the Officer, the Trust shall purchase the automobile currently under lease and convey such automobile to the Officer in fulfillment of its automobile obligation under this Section 6. The Officer currently owns MBL Life Assurance Company Policy No. AL 164,338 on his life. The Trust shall pay the premium payments on such policy from the date of this Agreement until the termination of this Agreement at $600 per quarter and such premium payments will be reported as additional income to the Officer.

         SECTION 7.  TERMINATION AND SEVERANCE PAYMENT.
         ----------  ----------------------------------

         (a) The Trust and Officer shall have the right to terminate this Agreement at any time, for any reason, without any prior notice to the other although it is currently intended by the parties that the Officer shall continue to be employed by the Trust under this Agreement throughout the Liquidation Process. This Agreement shall automatically terminate upon the disability (as described in section 2(e)(v) of Exhibit B) or the death of the Officer. In the event of the termination of this Agreement either (i) by action of the Trust or as a result of the Officer's death or disability either before or after the conclusion of the Liquidation Process or (ii) by action of the Officer after a material change in the Officer's duties (as described in (b) below), the Trust shall pay to the Officer (or his estate in the event of his death) a severance payment equal to $546,000 within fifteen (15) days after the event giving rise to the payment obligation.

         (b) For purposes of this Agreement, the parties acknowledge that the Officer's duties will be changing in some respect from the duties he previously performed as President as a result of the Liquidation Process and such changes shall not be considered a "material change" for purposes of (a) above provided, however, that any change of duties which results in the Officer no longer functioning as President and chief executive officer of the Trust or any relocation of the Officer from the greater Cleveland area without his consent shall be considered a "material change."

         (c) In the event the Officer is accused by the Trust of appropriating $25,000 or more of the Trust's funds or property for his personal betterment, the Trust may immediately terminate the Officer and withhold the severance payment described in (a) above pending the adjudication of the allegation. In the event the Officer is subsequently convicted in a court of law of embezzling $25,000 or more from the Trust, the Trust shall have no obligation to pay any severance payment. If, however, the Officer is not convicted of embezzlement, the Trust shall immediately pay to the Officer the severance payment and reimburse him for legal fees and related expenses.

         (d) In consideration for the Officer's continued employment under this Agreement and the payments and benefits provided hereunder, and particularly, the severance payment provided hereunder and as a condition precedent to receiving such payment, the Officer shall sign and deliver to the Trust a Release of Claims substantially in the form as set forth on Exhibit C attached hereto and with such changes thereto as specifically authorized by the Board. For purposes of this Section 6(d), the Release of

Claims shall not be considered delivered until the period for rescission set forth therein has expired.

         SECTION 8.  LEGAL FEES AND EXPENSES.
         ----------  ------------------------

         (a) In the event the Trust has failed to comply with any of its obligations under this Agreement or in the event that the Trust or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from the Officer the benefits intended to be provided to the Officer hereunder, the Trust irrevocably authorizes the Officer, from time to time, to retain legal counsel of his choice, at the expense of the Trust, to represent the Officer in connection with the initiation or defense of any litigation or other legal action, whether by or against the Trust or any Trustee, Officer, shareholder or other person affiliated with the Trust, in any jurisdiction provided, however, that no such legal fees shall be paid by the Trust with respect to any controversy with respect to Section 5 and Exhibit B unless the controversy is asserted by the Officer in good faith and involves an amount in excess of Fifty Thousand Dollars ($50,000). The Trust shall pay all such legal costs promptly upon receipt of a detailed invoice and be solely responsible for any and all attorneys' and related fees and expenses incurred by the Officer as a result of the Trust's failure to perform this Agreement or any provision thereof or as a result of the Trust or any person contesting the validity or enforceability of this Agreement or any provision thereof as aforesaid; but subject to the limitations set forth in the immediately preceding sentence with respect to Section 5 and Exhibit B.

         (b) The Trust shall pay to Jason C. Blackford, legal counsel for the Officer and certain other officers executing employment agreements with the Trust of even date herewith, his reasonable fee for legal representation of such officers with respect to such employment agreements in an amount not to exceed five thousand dollars ($5,000) with respect to such representation of all such officers in the aggregate, and the obligations of the Trust under the provisions of this Section 8(b) shall be the only responsibility of the Trust with respect to legal fees of Officer in connection with the negotiation and drafting of this Agreement.

         SECTION 9.  GROSS UP FOR PARACHUTE PAYMENT EXCISE TAX.
         ----------  ------------------------------------------

         If any payment hereunder to the Officer (including payments pursuant to Exhibit A) becomes subject to the excise tax imposed by section 4999 of the Internal Revenue Code, the Trust shall pay to the Officer an additional amount (the "Gross Up Payment") such that the net amount retained from payments hereunder (including payments under this Section 9) by the Officer, after the deduction of such excise tax and any additional federal, state or local income or excise taxes upon such Gross Up Payment, shall equal the net amount of such payments the Officer would have retained from payments hereunder if the excise tax imposed by Code section 4999 had not been applicable.

         SECTION 10.  MANAGEMENT CONTRACT FOR THE PROPERTIES REMAINING
         -----------  ------------------------------------------------
                            AFTER THE LIQUIDATION PROCESS IS COMPLETED.
                            -------------------------------------------

         If so requested by the Trust, The Officer hereby agrees to manage the remaining unsold properties of the Trust, if any, upon completion of the Liquidation Process, for an annual management fee equal to five percent (5%) of the "gross property income" of such remaining properties (i.e. gross rental receipts without reduction for customary on-site expenses or reasonable travel expenses related to such property) pursuant to a Management Agreement substantially in the form as set forth on Exhibit D attached hereto. All salary and benefits payable to Officer under this Agreement shall cease at the commencement of the term of the Management Agreement (other than amounts which become payable under this Agreement prior to its termination). The management fee shall be computed and paid monthly. The Officer shall not be responsible to pay customary on-site expenses or reasonable travel expenses with respect to such properties. This management obligation shall be at the option of the Board and shall require a ninety (90) day written notice to the Officer prior to the commencement of the management services. The Board may also terminate such management services of the Officer upon ninety (90) days advance written notice to him. Any such management services required from the Officer shall be performed on a non-exclusive basis and the Officer shall have the right to terminate such management services upon ninety (90) day advance written notice to the Board or its successor in interest.

         SECTION 11.  NOTICE.
         -----------  -------

         Any notice required to be given pursuant to the provisions of this Agreement shall be deemed to be effectively given if personally delivered or if mailed, by certified mail, postage prepaid, to the parties at the following addresses:

         To the Trust:        Board of Trustees
                              CleveTrust Realty Investors
                              2001 Crocker Road, Suite 400
                              Westlake, OH  44145

                              With copies to each of the following:

                              Robert H. Kanner
                              PUBCO Corporation
                              3830 Kelley Avenue
                              Cleveland, OH  44114

                              John D. Weil
                              Clayton Management Company
                              200 North Broadway, Suite 825
                              St. Louis, MO  63102-2573

                              Howard Amster
                              Everen Securities
                              23811 Chagrin Falls Blvd.
                              Chagrin Plaza East - Suite 200
                              Beachwood, OH  44122

                              Leighton A. Rosenthal
                              LARS Aviation, Inc.
                              The Halle Building, Suite 310
                              1228 Euclid Avenue
                              Cleveland, OH  44115

         To Officer:          John C. Kikol
                              505 Walmar Drive
                              Bay Village, OH  44140


or to such other addresses as may be designated by one party to the other in a notice complying with the provisions of this Section 11.

         SECTION 12.  EXISTING AGREEMENTS AND AMENDMENTS.
         -----------  -----------------------------------

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, shall supersede any and all existing agreements between the parties with respect to the Officer's employment by the Trust. This Agreement (except as otherwise provided in Exhibit B) may be modified and amended only in a writing signed by each of the parties.

         SECTION 13.  NON-ASSIGNABILITY.
         -----------  ------------------

         None of the rights or obligations of the Officer hereunder may be assigned without the prior written consent of the Board.

         SECTION 14.  BENEFIT.
         -----------  --------

         This Agreement shall inure to the benefit of and be binding upon the Trust, its successors and assigns, and upon the Officer, his heirs and personal representatives and permitted assigns.

         SECTION 15.  SEVERABILITY.
         -----------  -------------

         If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement which can be given effect without the invalid provisions, and, to that end, the provisions hereof are severable and any invalid provision shall be deemed modified to the least extent necessary to render such provision valid.

         SECTION 16.  EQUITABLE ADJUSTMENT.
         -----------  ---------------------

         With respect to any payments hereunder which are computed with reference to "per share" valuations or distributions or with respect to the number of Trust shares outstanding, there shall be an equitable adjustment as determined by the Board in such computations in the event of any stock split, reverse stock split or similar transaction causing a change in the number of Trust shares outstanding from the date this Agreement is executed to the date such payment computation is required.

         SECTION 17.  WAIVER.
         -----------  -------

         The failure or omission by any party to enforce any provision of this Agreement, no matter how long continued, shall not be considered to be a waiver of such provision. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any other subsequent breach or default of the same or similar or dissimilar nature.

         SECTION 18.  CONTROLLING LAW.
         -----------  ----------------

         This Agreement shall be interpreted and enforced in accordance with the laws of the State of Ohio.

         SECTION 19.  STATUS OF THE TRUST.
         -----------  --------------------

         The Trust is a Massachusetts business trust governed by the terms of a Second Amended and Restated Declaration of Trust dated as of February 21, 1992 as amended by an Amendment dated February 21, 1995. No obligation of the Trust is personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but the Trust property or a specific portion thereof only shall be bound.

         IN WITNESS WHEREOF, the parties have executed this Agreement this 24th day of September, 1996.

CLEVETRUST REALTY INVESTORS

By /s/ John D. Weil                        /s/ John C. Kikol
   ----------------------------------      -------------------------------
   John D. Weil                            John C. Kikol

  and By /s/ Robert H. Kanner
         ----------------------------
  and By /s/ Howard Amster
         ----------------------------
  and By
         ----------------------------

         Each of the undersigned hereby agrees in his individual capacity that he will vote all shares of beneficial interest in CleveTrust Realty Investors beneficially owned by him in favor of the adoption of the above Agreement and the Liquidation Process.


/s/ Robert H. Kanner                        /s/ John D. Weil
--------------------------------------      -------------------------------
Robert H. Kanner                            John D. Weil

/s/ Howard Amster                           /s/ Leighton A. Rosenthal
--------------------------------------      -------------------------------
Howard Amster                               Leighton A. Rosenthal

                                    EXHIBIT A

                           Payments in Lieu of Options
                           ---------------------------
                  (Pursuant to Section 4(b) of this Agreement)

     Mr. Kikol is entitled to a share of each distribution when and if paid to Trust shareholders based upon the following table:

   Cumulative Distributions                    Percentage of Total Distribution
   ------------------------                    --------------------------------
   Payable Per share                           Which is Payable to Kikol(1)
   -----------------                           --------------------------

   first    $2.62 of distribution                           -0-
   next     $0.38 of distribution                        0.009299
   next     $0.06 of distribution                        0.009857
   next     $2.06 of distribution                        0.012647
   all additional distributions                          0.014527

   Example                                     Amount Payable to Kikol
   -------                                     -----------------------

Amount of first distribution                $2.75             $  6,499.66(2)

Amount of second distribution               $3.50             $243,894.73(3)
                                                               ----------
                                                              $250,394.39       Total Payments
                                                                                in Lieu of
                                                                                Options Payable
                                                                                to Mr. Kikol.

------------------------

1. The percentages were computed on the assumption that all outstanding options would be exercised when trust distributions equaled the respective strike prices and on the assumption that there are 5,179,143 actual shares outstanding. The percentages will be equitably adjusted to the extent there is a change in the number of actual shares outstanding from time to time.

2. $2.62 x 5,376,643 x 0                            -              -0-
   $0.13 x 5,376,643 x 0.009299                     -          $  6,499.66
                                                                  --------
                                                               $  6,499.66

3. $0.25 x 5,376,643 x 0.009299                     -          $ 12,499.35
   $0.06 x 5,376 x 0.009857                         -          $  3,179.85
   $2.06 x 5,376,643 x 0.012647                     -          $140,076.71
   $41.13 x 5,376,643 x 0.014507                    -          $ 88,138.82
                                                                ----------
                                                               $243,894.73

PLEASE NOTE: This example is only meant to illustrate the calculations for a payment in lieu of options. No inference should be drawn concerning the prospectus for actual distributions. For the purposes of this example it is assumed that 5,179,143 Trust shares will be outstanding so that the shares on a fully diluted basis would equal 5,376,643. The actual calculation of payments will be based on the actual number of fully diluted Trust shares outstanding at the time a distribution is made.

                                   EXHIBIT A-1

                         COMPUTATION OF GROSS UP AMOUNT

                  (PURSUANT TO SECTION 4(b) OF THIS AGREEMENT)

         Assume the Payments in Lieu of Options payable to Kikol are as set forth on Exhibit A:

Payments in Lieu of Options
---------------------------
         1.       $  6,499.66
         2.       $243,894.73
                   ----------
                  $250,394.39  Total Payments in Lieu of Options Payable to Kikol.

Gross Up Amount for First Payment
---------------------------------

         $6,499.66 divided by .54(1)  =    $12,036.41  Total amount payable to Kikol
                                         - 6,499.66  Payment in Lieu of Options
                                         ----------
                                         $ 5,536.75  Gross Up Amount

         Total amount payable at time of first payment = $12,036.41

Gross Up Amount for Second Payment
----------------------------------

         1.       $193,500.34(5) divided by .54(1)    = $358,333.96
                                                      - 193,500.34
                                                       -----------
                                                       $164,833.62  First Part of Gross Up Amount

         2.       $50,394.39x 20.37%(3)       =        $ 10,265.34  Second Part of Gross Up Amount
                                                       + 50,394.39
                                                       -----------
                                                       $ 60,659.73

         3.       Total Gross Up Amount on Second Payment = $164,833.62 + $10,265.34 = $175,098.96

         4.       Total Amount Payable at time of Second Payment = $358,333.96 + $60,659.73 = $418,993.69
Summary
-------
         1.       Total Payments in Lieu of Options Payable to Mr. Kikol        $  6,499.66
                                                                                $243,894.73
                                                                                -----------
                                                                                $250,394.39

         2.       Total Gross Up Payments payable to Mr. Kikol                  $  5,536.75
                                                                                $175,098.96
                                                                                -----------
                                                                                $180,635.71

         3.       Total payments payable to Mr. Kikol under Section 4(b)        $250,394.39
                                                                                $180,635.71
                                                                                -----------
                                                                                $431,030.10

         4.       Tax Benefit to Trust (assuming Trust's tax rate               $431,030.10
                  equals 40%)                                                          x 40%
                                                                                 ----------
                                                                                $172,412.04

--------------------
1. 100% minus his deemed combined tax rate of 46%.

2. Remaining portion of first $200,00 of Payments in Lieu of Options.

3. The spread between the deemed ordinary income rate of 46% and the deemed capital gain rate of 35% is 11%. That percentage divided by .54 yields the percentage to be used to determine the gross up amount for the payments which would otherwise have been taxed at capital gains rates.


                                    EXHIBIT B

                         INCENTIVE COMPENSATION PROGRAM

         CleveTrust Realty Investors (the "Trust") hereby adopts effective September 1, 1996 an Incentive Compensation Program for the benefit of certain designated officers and employees of the Trust who shall be participants hereunder as additional incentive for their efforts during the sale of the Trust's properties and the liquidation of its assets (the "Liquidation Process"). It is intended that the Liquidation Process be completed by the third anniversary of the shareholder vote approving the Liquidation Process (the "Termination Date") but the Board of Trustees of the Trust (the "Board") have the discretion to continue the Liquidation Process beyond such Termination Date. With the exception of Mr. John C. Kikol ("Kikol") no participant in the program shall be guaranteed any right to participate hereunder, and the payments to each participant, if any, shall be only pursuant to the terms and provisions hereunder.

         SECTION 1.  INCENTIVE PLAN FOR EMPLOYEES.
         ----------  -----------------------------

         A discretionary bonus pool of the two hundred thousand dollars ($200,000) is established to fund bonus payments during the Liquidation Process to staff employees and officers of the Trust (other than Kikol). Kikol shall have complete discretion to determine who shall receive bonus payments and when and in what amounts, provided, however, no more than seventy-five thousand dollars ($75,000) in the aggregate may be paid from the pool to officers of the Trust.

         SECTION 2.  INCENTIVE PLAN FOR OFFICERS.
         ----------  ----------------------------

         (a)      DETERMINATION OF POOL PAYMENTS.
                  -------------------------------

         The amount of all cash liquidation distributions of the Trust resulting from the sale of properties after September 1, 1996, shall be calculated when made as a present value amount as of January 1, 1997 (or the date of the distribution if earlier than January 1, 1997) using a discount rate of 10 percent (the "Present Valued Distributions"). An Incentive Compensation Pool (the "Pool") for Officers of the Trust shall be based upon the following formula: (a) 10 percent of all Present Valued Distributions between $4.75 per share and $5.50; and (b) 15 percent of all Present Valued Distributions in excess of $5.50 per share.

Such amounts will be payable to the Pool and available for distribution at the same time (and from time to time) as liquidating distributions triggering eligibility for payments to the Pool are made to shareholders after September 1, 1996. For purposes of computing the amount payable to the Pool as the result of a distribution, the amount of cash available for contribution to the Pool shall be considered a distribution. For example, if the Trust has cash liquidation proceeds available of $5.05 per share (on a present value basis as described above) the amount payable to the Pool shall be the product of $.03 (10% x $.30) times the number of shares then outstanding even though this means the actual Present Valued Distribution available for distribution to shareholders after the Pool contribution is made will be $5.02 per share.

         (b)      DISTRIBUTION OF POOL PAYMENTS.
                  ------------------------------

         The amount to be distributed from the Pool shall be allocated as follows:

                    (i)  80% shall be distributed to Kikol.

                    (ii) 20% shall be distributed among any one or all of the
                         then employed officers of the Trust (including Kikol) in such proportions as shall be determined in the absolute discretion of (1) Mr. John Weil, or in the event Mr. Weil is no longer a member of the Board or is unwilling or unable to perform such allocation, then
                         (2) Robert Kanner, or if Mr. Kanner is no longer a member of the Board or is unwilling or unable to perform such allocation, then (3) the Board. The entire 20% must be distributed, but the participant eligible to be a recipient shall receive anywhere from 0% to 100% of such amount at the sole discretion of Mr. Weil, Mr. Kanner or the Board, as the case may be, and different allocations among the eligible participants may be made with respect to each serial distribution from the Pool.

There is no maximum limit on the amount of incentive compensation that can potentially be earned through the Pool.

         (c)      POOL PAYMENTS WITH RESPECT TO UNSOLD PROPERTIES.
                  ------------------------------------------------

         In the event properties of the Trust remain unsold as of the Termination Date (or at such later date as the Officer's employment with the Trust is terminated if such employment continues beyond the Termination Date), the values of such unsold properties shall be computed using a 12 percent earnings capitalization rate based on the last twelve months of cash flow from such properties, before debt service computed as historically reported to the

Board and as reflected on Schedule 1 attached to this Incentive Compensation Program. Such value shall then be adjusted as follows:

          (i) subtract outstanding mortgage loan balances;

          (ii) subtract an amount equal to a reasonable estimate of remaining and anticipated Trust expenses including, but not limited to, remaining payments on employment contracts, liabilities for taxes and professional fees and a reasonable reserve for contingent liabilities; and

          (iii) add an amount equal to the reasonably estimated values of remaining Trust tangible assets other than unsold properties including but not limited to computers, furniture and fixtures.

         Such adjusted value shall be deemed distributed to Trust shareholders on the Termination Date (or such later date as described above), in order to complete the calculations for all Present Valued Distributions during the Liquidation Process. No such deemed distribution will be computed and no amount will be payable under this Section 2(c) unless a minimum $3.50 per share of actual Present Valued Distributions have been made to the shareholders of the Trust by the Termination Date (or such later date as described above).

         (d)      IN KIND DISTRIBUTION IN LIEU OF POOL PAYMENTS.
                  ----------------------------------------------

         In the event there are properties of the Trust remaining unsold as of the Termination Date, the Trust shall have the option of (i) paying to the Pool the amount based on the deemed distribution of unsold properties described at
(c) above, or (ii) providing the equivalent adjusted value in a distribution of ownership interests in the remaining unsold properties. For example, if the Pool contribution with respect to deemed distributions under (c) above is calculated at $500,000 and the Trust has two remaining unsold properties that are valued at $5,000,000 on the same basis as described in (c) above, the Trust could make an in kind distribution to the Pool of a 10 percent ownership interest in those properties (or a commensurate interest in any entity formed to hold such properties) in lieu of any further cash payments.

         (e)      IMPACT ON POOL OF KIKOL TERMINATION OF EMPLOYMENT.
                  --------------------------------------------------

         Notwithstanding any provision herein to the contrary, if Kikol's employment with the Trust terminates prior to the Termination Date under the circumstances described below, the following provisions shall apply:

                    (i) If his employment is terminated by the Trust (a) during 1998 or thereafter and he has failed to sell at least three Trust properties after September 1, 1996 and before the end of calendar year

                    1997 or (b) during 1999 or thereafter and he has failed to sell at least three Trust properties during calendar year 1998 (all such sales to be subject to the approval of the Board) Kikol shall be entitled to an immediate cash payment of $250,000 in lieu of any participation in the Pool and the Board, in its discretion, may prospectively modify or terminate the entire Incentive Compensation Program described above.

               (ii) If his employment is terminated by the Trust (a) during
                    1997, or (b) during 1998 and he had sold at least three properties after September 1, 1996 and before the end of 1997, or (c) during 1999 or thereafter and he had sold at least three properties after September 1, 1996 and before the end of 1997 and had sold at least three additional properties before the end of 1998, he shall be entitled to his payments from the Pool when Pool distributions are payable as if his employment had not terminated and the Board, in its discretion, may prospectively modify or terminate all other provisions of the Incentive Compensation Program described above.

              (iii) If his employment is terminated under circumstances under which he is not entitled to severance payment for the reasons set out in Section 7(c) his Employment Agreement, he shall forfeit any right to payments from the Pool and the Board in its discretion, may prospectively modify or terminate the entire Incentive Compensation Program described above.

               (iv) If his employment is voluntarily terminated by Kikol because of a material change in his duties as described in Section 7(a) and (b) of his Employment Agreement, he shall be entitled to the payments described in (ii) above. If his employment is otherwise voluntarily terminated by Kikol the provisions as described in (iii) above shall apply.

                (v) If his employment is terminated because of his death or disability at a time when the sum of all Present Valued Distributions paid to the shareholders and all Present Valued Distributions payable to the shareholders from the proceeds of sales of Trust properties sold prior to such death or disability equals or exceeds $4.75 per share, he (or his personal representative, as the case may be) shall be entitled to payments from the Pool based upon such Present Valued Distributions (paid and payable) to the extent they had not been taken into account in previous Pool payments distributed to him. If his employment is terminated because of his death or disability at a time other than as described in the immediately preceding sentence, the provisions as described in (iii) above shall apply. In the event his employment is terminated because of his death or disability under any circumstances, the Board, in its discretion, may prospectively modify or terminate the entire Incentive Compensation Program provided the payments required by the first sentence of this section 2(e)(v) are first made. For purposes of this Incentive Compensation Program, "disability" shall mean the inability of Kikol to carry out his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than six months. Whether or not and when Kikol has become disabled shall be determined by agreement between the Trust and Kikol (or Kikol's legal representative) and failing such agreement, then by a physician jointly approved by the Trust and Kikol (or his legal representative) or, failing such joint approval, by a physician appointed by the American Arbitration Association at Cleveland, Ohio.

         (f)      PAYMENTS IN LIEU OF POOL PAYMENTS
                  IN THE EVENT OF A TRUST MERGER OR SALE.
                  ---------------------------------------

         If the Trust is sold, merged or combined with another entity prior to the Termination Date, the Trust shall pay Kikol as incentive compensation, the greater of (i) the amount which would have been payable to him under the Pool based upon the Present Valued Distributions which would result if the present cash value of the consideration received in such merger or sale were distributed to the Trust shareholders on the closing date and, for this purpose, assuming Kikol would have received a 100% allocation of such hypothetical Pool amount, or
(ii) $400,000. In such event the Board, in its discretion, may prospectively modify or terminate the rest of the provisions of the Incentive Compensation Program described above. This provision is intended to compensate Kikol for his efforts in a successful sale or merger of the Trust, and would be in lieu of his ability to earn a larger potential compensation benefit from the liquidation of the Trust's assets during the Liquidation Process. For example, if the Trust were sold for the equivalent of a net present value (computed pursuant to Section 2(a) above) of $5.50 per share, the amount computed under clause (i) of this Section 2(f) would equal $388,435.73 [(5.50 - 4.75) x 10% x 5,179,143 shares outstanding]. In such an example, Kikol would be paid the $400,000 under clause (ii) of this Section 2(f).

         SECTION 3.        EXAMPLE.
         ----------        --------

         Examples of the computation of amounts payable under this Incentive Compensation Program is set forth on Schedule 2 attached hereto.

                           INCENTIVE COMPENSATION PLAN

                                   SCHEDULE 1

         In accordance with Section 2(c) entitled "Pool Payments with Respect to Unsold Properties" attached are samples of three different property types for Fiscal Year ending September 30, 1995. As indicated in Section 2(c) the cash flow is the amount remaining after deducting all operating and fixed expenses but before any interest expense and mortgage principal amortization. That figure would be capitalized at 12 percent to calculate the valuation of such assets remaining unsold before adjustment for items (i) through (iii) in Section 2(c).

         The following summary illustrates how the calculation would be made on three properties currently owned by the Trust.

         A.       OFFICE BUILDING EXAMPLE: E-13 Executive Club Building

                  Line Item Net Cash Flow YTD Actual reflects the year-to-date net cash flow from the property. Such figure would be capitalized at 12 percent to calculate the value for purposes of the unsold properties as of the termination date, which is a defined term.

Net Cash Flow YTD Actual                                        $500,206.46
Valuation Based upon 12 percent capitalization                $4,168,387.40

         B.       COMBINATION RETAIL AND MINI-WAREHOUSES EXAMPLE: E-35
                  TRIANGLE SQUARE

Net Cash Flow YTD Actual                                         $315,490.03
Valuation Based upon 12 percent capitalization                 $2,629,083.50

         C.       RETAIL SHOPPING CENTER EXAMPLE: E-47 CANNON WEST SHP. CENTER

                  This is an example of a property that has an outstanding mortgage balance.

Net Cash Flow YTD Actual                                           $      51,064.60
Add:

     Principal Amortization                                               95,024.05
     Fixed Interest Expense                                              560,847.95
     Contingent Interest                                                  11,551.20
                                                                      -------------
TOTAL: Net Cash Flow Before Principal  Amortization and
Interest Expense                                                   $     718,487.80

Valuation Based upon 12 percent capitalization                     $   5,987,398.30


PLEASE NOTE: The examples used throughout the Schedules to Exhibit B are meant as illustrations only. No inference should be drawn concerning the prospects for actual sales proceeds or actual Trust distributions.

                         INCENTIVE COMPENSATION PROGRAM

                                   SCHEDULE 2

                       Complete Liquidation of CleveTrust
                   Distributions occurring on January 1, 1997
                     With Additional Distributions Occurring
                            Each January 1 thereafter
                      Final Distribution on January 1, 2000
                      Bonus Payable on Distributable Amount

                                                                    Present
                    Amount          Net Present     Cumulative     Value of
                 Distributable        Value at         Gross      Cumulative
Distribution    Per Outstanding      10% PVD if      Available     Available     Earned
    Dates          Shares 1         Distributed       Amount        Amount        Bonus
    -----          ---------        -----------       ------        ------        -----


   1/1/97        $1.92              $1.92           $1.92         $1.92            0
   1/1/98          .14                .13            2.06          2.05            0
   1/1/98         1.44               1.31            3.50          3.36            0
   1/1/99          .21                .17            3.71          3.53            0
   1/1/99         2.13               1.76            5.84          5.29        .0540
   1/1/00          .67                .50            6.51          5.79        .0645
                   ---                ---            ----          ----        -----

   Totals        $6.51              $5.79           $6.51         $5.79        .1185


Bonus Calculation Per Share:
----------------------------

         1st Calculation: PVD of distributable amount - Base  = Bonus eligible amount
                                    $5.79                       - $4.75= $1.04

         2nd Calculation: First     $0.75 of bonus eligible amount     x 10% = 10% bonus
                                    $0.75                              x 10% = $.075 bonus

         3rd Calculation: Balance of bonus eligible amount             x 15% = 15% bonus
                                    $0.29                              x 15% = $.0435 bonus

         Total bonus per share:     $.075 + $0.435 = $.1185 (.0540/share payable on 1/1/99
                                                     and 0.645/share payable on 1/1/00)

Bonus Calculation Gross: (assuming 5,179,143 shares):

                                    $.1185    x    5,179,143  =  $613,728.45

Net Amount Distributed to Stockholders per Share:

         In Gross Dollars:                  $6.51 - $0.1185 = $6.3915
         In Present Dollars:                         $5.79 - $0.1185 = $5.6715

Net Amount to Stockholders (assuming 5,179,143 shares, including options):
         In Gross Dollars:                  $6.3915 x 5,179,143 = $33,102,492.48
         In Present Dollars:                         $5.6715 x 5,179,143 = $29,373,509.52

---------------------------

1. 5,179,143 shares outstanding (the actual calculation will be based on the actual number of Trust shares outstanding at the time a distribution is made.)



                                    EXHIBIT C

                                RELEASE OF CLAIMS

         I, _______________, the undersigned have been an employee of CleveTrust Realty Investors (the "Trust") pursuant to an Amended and Restated Employment Agreement dated __________, 1996 by and between the Trust and me (the "Employment Agreement"). My employment by the Trust is terminating effective ________, 19__ and, pursuant to Section __ of the Employment Agreement and in consideration of my employment by the Trust and the payments and benefits under the Employment Agreement and, particularly the severance payment under Section __ thereof, I hereby agree as follows:

          (1) I hereby voluntarily agree to waive and release any and all claims, charges and actions, known or unknown, including those relating in any way to my employment, or to my termination from employment with the Trust, and any claims for wrongful discharge, breach of contract, implied contract, promissory estoppel, tortious conduct, or claims under any federal, state or local employment statute, law, order or ordinance, including any claims for discrimination, and rights under the Age Discrimination in Employment Act which I may now or in the future have or assert against the Trust or any of its officers, trustees, employees, representatives, shareholders or related entities. This Release applies to all rights or claims which arise on or before the date on which it is signed.

          (2) I agree to return all property belonging to the Trust, including all keys, credit cards, and manuals.

          (3) I agree that I will not seek re-employment with the Trust or any related entity in any capacity except, if applicable, employment as manager pursuant to Section 10 of the Employment Agreement.

          (4) I understand that I have the option to consider and reflect upon this Release before its signing. It is advised that I consult with an attorney and/or other professionals such as accountants, financial advisors concerning its terms. I will be responsible for my attorney's fees and costs should I choose to have counsel review this Release.

          (5) I understand and agree that I will not make any derogatory or defamatory remarks about the Trust, its trustees, officers, employees, representatives or related entities.

          (6) I agree to keep the terms of this Release and of my severance payment under my Employment Agreement confidential, and I will not publicize or communicate them in any newspaper, electronic media or other public or private forum, or in any manner whatsoever except as may be required by applicable law.

          (7) For a period of seven days after I sign this Release and return it to the Trust, I may revoke it by advising the Trust in writing that I have decided to revoke it. This Release will not become effective until that seven day period has expired.

          (8) I acknowledge that no promise or agreement not expressed in my Employment Agreement, in the Trust's personnel or employee benefit documents or this Release has been made to me, and that this Release and my Employment Agreement constitute the complete agreement between the Trust and me.

          (9) I understand and agree completely to the terms and conditions listed above. I acknowledge that I have twenty-one (21) days after receiving this Release to sign it and return it to the Trust.

         AGREED TO at ______________________, Ohio, this __________ day of
___________, 19__.

                 ----------------------------------- [Employee]

                                    EXHIBIT D

                              MANAGEMENT AGREEMENT

     THIS AGREEMENT is made this ____ day of ____________, 19__, by and between ____________________________ ("Owner") and JOHN C. KIKOL ("Agent").


                                    RECITALS

     ERROR! BOOKMARK NOT DEFINED.A. Owner is the owner of certain real property (the "Properties") described in the attached Schedule of Properties. The Properties are/were real estate assets owned by CleveTrust Realty Investors ("CleveTrust") which were unable to be sold or otherwise disposed of during CleveTrust's three year plan of liquidation. Owner requires the services of a manager to supervise the operation of such Properties pending their eventual sale or other disposition and requires certain other administrative services pending Owner's liquidation or other disposition.

     Agent is/was employed as the President of CleveTrust and is, therefore, intimately familiar with the Properties and with the day to day administrative requirements of Owner.

     It is the present intention of Owner and Agent that Agent manage the Properties for Owner and perform those administrative services required by Owner during the term of this Agreement. In that regard, Owner and Agent desire to set forth their mutual understandings in writing.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, Owner and Agent hereby agree as follows:

     SECTION 1. APPOINTMENT OF AGENT. Effective as of the date of this Agreement and until such services are terminated as provided herein (the "Term"), Owner hereby appoints Agent as its (i) exclusive manager of the Properties and (ii) administrative officer responsible for Owner's ongoing business activities, and Agent hereby accepts such appointments and agrees to serve in such capacities, upon the terms and conditions contained herein. Agent agrees to use his best efforts in managing the Properties for Owner, consistent with the scope of his duties hereunder. Throughout the Term, Agent shall report and be responsive to Owner's Board of Trustees, management committee, or other designated governing body. No bond shall be required of Agent hereunder. It is not contemplated that Agent shall be required to devote his full business time to the affairs of Owner, however, Agent shall devote such of his business time as shall be required to carry out his duties and responsibilities under this Agreement.

         SECTION 2. TERM OF AGREEMENT. The Term shall continue until terminated
(i) by either party upon not less than 90 days advance written notice; (ii) upon the death or disability of Agent; (iii) upon the sale or other disposition by Owner of the last of the Properties; or (iv) upon the filing of a petition in bankruptcy by or against either Owner or Agent which is not dismissed within 10 days, or upon the filing by either Owner or Agent of an assignment for the benefit of creditors.

         SECTION 3. MANAGEMENT FEE. Owner shall pay Agent a fee (the "Management Fee") in an amount equal to 5% of the "gross income" derived from the Properties (gross income for purposes hereof meaning the gross rental receipts from the Properties, without reduction for customary on-site expenses or reasonable travel expenses to or from the Properties) which shall compensate Agent for all of the administrative services and property management services to be rendered by Agent under this Agreement. The Management Fee shall be computed and paid on a monthly basis and shall be prorated for any partial month.

         SECTION 4. DUTIES - ADMINISTRATIVE SERVICES. Agent shall provide all day to day administrative services required to satisfy Owner's routine operational obligations, including but not limited to (i) maintaining an office and a telephone in the name of Owner; (ii) timely responding to telephonic and written inquiries whether from shareholders/partners or other persons; (iii) preparing and filing on a timely basis all public company reports required to be filed to maintain in good standing Owner's and CleveTrust's public company status; (iv) preparing and disseminating, as directed by Owner, monthly accounting statements in sufficient detail to allow Owner to determine the then current status of its Properties and business; (v) maintaining auditable books and records and assisting Owner's auditors in completing a timely audit of such books and records; (vi) preparing on a timely basis routine payroll deposit returns and other reports and tax returns and cooperating with Owner and any outside preparers in preparing and filing on a timely basis all annual tax returns and other periodic reports required to be filed by Owner and CleveTrust with Federal, state and local governmental and administrative agencies; (vii) procuring property, casualty, liability and other types of insurance, as may be reasonably required, to protect Owner's interests. Agent shall have the authority to hire such full or part time assistants as Agent deems necessary to assist Agent to accomplish the foregoing responsibilities and duties, but the cost associated with such assistants shall be the responsibility of Agent and shall be paid by him out of the Management Fee. Notwithstanding the foregoing, Owner, rather than Agent, shall be responsible for the costs associated with (i) the preparation of any accounting, audit and tax reviews by outside preparers;
(ii) the cost of any required outside legal services; and (iii) any stock transfer fees.

         SECTION 5. DUTIES - MANAGEMENT SERVICES RELATED TO THE PROPERTIES. Agent shall be responsible for all aspects of managing the Properties, including, but not limited to (i) supervising on-site management personnel as more fully described in subsection a. below; (ii) supervising accounts and records of the Properties; (iii) coordinating advertising and marketing of the Properties; (iv) executing leases, renewals, amendments, expansions, and relocations; (v) cancelling existing leases due to non-performance as more fully described in subsection b. below; (vi) coordinating the collection of rents when due; (vii) depositing all rents and other funds collected into Owner's custodial account; (viii) hiring, discharging, and supervising all caretaker employees;
(ix) coordinating all ordinary repairs and replacements necessary to preserve the Properties as more fully described in subjection c. below; (x) coordinating all alterations and decorations required to comply with lease agreements as more fully described in subjection d. below; (xi) coordinating the purchase of all supplies and payment of all Property-related bills; and (xii) coordinating the delivery of those services required to be rendered to tenants or other occupants of the Properties as more fully described in subsection e. below.


                    ON-SITE EMPLOYEES. Agent agrees to supervise the work of and to hire and discharge employees of Owner performing their duties at the Properties and agrees to use reasonable care in the hiring of such employees. Agent's management of such employees shall include, but not be limited to (i) maintaining good labor union relations, (ii) computing withholding taxes, and (iii) dealing with hospitalization, group life insurance, disability insurance and other benefits. All of such employees shall be employees of Owner, and not of Agent, and the wages, other compensation and benefits attributable to such employees shall be the responsibility of Owner. Agent shall not be liable to Owner or others for any act or omission on the part of such employees. All wages, salaries and other compensation paid to such employees, including all items payable with respect to payroll, such as, but not limited to, unemployment insurance, social security, workers compensation, disability benefits if any, accrued vacation pay, medical and surgical plans, now in existence or hereafter imposed or included in union agreements which Agent may enter into shall be considered as operating expenses of the Properties.


                    EVICTIONS. Agent is authorized in the name of Owner, when
               directed by Owner, to institute any and all legal actions or proceedings to effect the collection of rents or the ousting or dispossessing of tenants or other persons from the Properties and to employ counsel at Owner's expense to effect same.

                    REPAIRS AND MAINTENANCE. Agent is authorized, at the expense of Owner, to cause to be made such ordinary repairs to the Properties, to purchase supplies for the Properties, and to enter into such service contracts as Agent shall deem advisable or necessary with respect to the Properties. Any expense to be incurred in excess of $2,000, shall not be incurred unless authorized in writing by Owner, except where the same is immediately required by law, or under circumstances which Agent reasonably deems constitutes an emergency. Any and all discounts obtained shall be for the benefit of Owner.

                    ALTERATIONS OR INSTALLATIONS. Agent is authorized on behalf of Owner to consent to and approve tenant alterations and installments which are provided for in the tenant's leases. With respect to alterations and installations not provided for by leases, Agent is authorized to approve and consent to such work provided (i) such alterations and installations are made solely at tenant's expense and in accordance with governmental requirements; and (ii) such alterations and installations do not affect the basic structure of any building on the properties or interfere with essential Property services to other tenants.

                    SERVICES TO TENANTS. Agent agrees to use his best efforts to have all services rendered to tenants occupants at a minimum cost to Owner consistent with Owner's standards for the Properties. No services will be promised or performed for tenants other than the usual services provided by owners or lessors of similar buildings unless approved in advance in writing by Owner.

                    NOTICES OF VIOLATIONS. Upon obtaining knowledge thereof,
               Agent shall promptly notify Owner and Owner shall promptly notify Agent of any violation, order, rule or determination of any Federal, State or Municipal authority affecting the Properties.

                    DEPOSIT OF COLLECTED FUNDS. All monies received by Agent for or on behalf of Owner shall be and remain the property of Owner and shall be deposited in accounts at a bank designated by and for the benefit of Owner.

         The parties agree that the following costs are not intended to be paid out of the Management Fee and are the responsibility of Owner: (i) payment of third party fees incurred in connection with the institution of litigation to collect past due rentals or evict tenants; (ii) preparation of audited statements and tax returns which shall be performed by outside accounting firms of Owner's choice; (iii) customary on-site expenses related to the properties;
(iv) reasonable travel expenses of Agent to or from the Properties.

         SECTION 6. INSURANCE. At Owner's sole expense, Agent shall procure for Owner and Owner agrees to carry general liability insurance with a minimum limit of at least $__________, including elevator liability insurance, contractual liability insurance, steam boiler insurance, worker's compensation, superintendent's fidelity bond, and such other insurance as may be reasonably necessary for the protection of the interests of Owner and Agent. Agent shall be named as a co-insured on all of such policies. The public liability, elevator liability, and contractual liability insurance must contain a severability of interest clause and coverage for personal injury. A certificate of insurance indicating each of the coverages or policies of insurance, issued by the carrier, shall be delivered promptly to Agent by Owner upon receipt.

         Owner agrees (i) to hold and save Agent free and harmless from any claim for damages or injuries to persons or property by reason of any cause whatsoever when Agent is carrying out his duties hereunder or acting under the express or implied directions of Owner, or due to Owner's failure or refusal to comply with or abide by any rule, order, determination, ordinance or law of any federal, state or municipal authority, (ii) to reimburse Agent upon demand for any monies which Agent is reasonably required to expend for any reason in defense of any claim or civil action, proceeding, charge or prosecution made, instituted or maintained against Agent or against Owner and Agent, jointly or severally, due to the condition of or use of the Properties, or acts or omissions of Agent or employees of Owner or Agent, or arising out of or based upon any law, regulation, requirement, contract or award relating to the hours of employment, working conditions, wages and/or compensation of employees or former employees of Owner, or otherwise, and (iii) to defend promptly and diligently, at Owner's sole expense, any claim, action or proceeding brought against Agent or against Owner and Agent, jointly or severally, arising out of or connected with any of the foregoing, and to hold harmless and fully indemnify Agent from any judgment, loss or settlement on account thereof. The provisions of this paragraph shall survive the termination of this Agreement. Nothing contained herein is intended to nor shall it relieve Agent from responsibility to Owner rising out of the sole negligence of Agent or his intentional acts.

         Owner shall procure an appropriate clause in, or endorsement on, each of its policies of fire or extended coverage insurance and on all other forms of property damage insurance, including, but not limited to coverage such as water damage insurance, property damage insurance, boiler and machinery insurance, sprinkler leakage insurance, and other insurance covering the premises on which the Properties are located, the Properties or personal property fixtures or equipment located thereon, whereby the insurer waives subrogation or consents to a waiver of right of recovery against Agent and having obtained such a clause or endorsement of waiver of subrogation or consent to a waiver of right of recovery, Owner hereby agrees that it will not make any claim against, or seek to recover from Agent for any loss or damage to property to the extent such damage or loss is recovered by such insurance.

         SECTION 7. NOTICES. Any notice required to be given pursuant to the provisions of this Agreement shall be deemed to be effectively given if personally delivered to a party or if mailed, by certified mail, postage prepaid, to a party, or if transmitted via overnight courier service (FEDEX, UPS Overnight, or the like), at the following addresses:

         To Owner:

         To Agent:           John C. Kikol

or to such other addresses as may be designated by the parties in a notice complying with the provisions of this Section.

     Where written approval from Owner is required for any activity contemplated herein, such approval shall be valid only if signed by an executive officer of Owner, other than Agent, if Agent is then an officer of Owner, or by a representative of the Board of Trustees or other governing entity of Owner, designated for such purpose.

     SECTION 8. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties and may not be changed or modified except by a written instrument executed by all parties hereto.

     SECTION 9. NON-ASSIGNMENT. This Agreement may not be assigned by Agent without the prior written consent of Owner. Owner may assign this Agreement to any successor of the Properties and business of Owner.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                                     [OWNER]

                                                     By

                                                           John C. Kikol